EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
EXPECTS RECORD FOURTH-QUARTER EARNINGS

RALEIGH, North Carolina (January 27, 2005) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced its preliminary, unaudited fourth quarter earnings forecast in a range of $0.74 to $0.77 per diluted share versus $0.60 per diluted share in the prior-year period. The expected record results are higher than the previously announced quarterly earnings forecast. The earnings increase is primarily attributable to moderate revenue growth and significant margin improvement in the Corporation’s Aggregates division.

The Corporation will provide an online Web simulcast of its year-end 2004 earnings conference call on Wednesday, February 9, 2005. The Company will release results for the fourth quarter and year December 31, 2004, that morning before the market opens.

The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time on February 9, 2005. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for one year.

For those investors without online web access, the conference call may also be accessed by calling 913-981-5509, confirmation number 338342.

Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

     Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include the fact that the expected results are preliminary and are subject to audit by the Corporation’s independent auditors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

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